CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report, dated December 16, 2010, with respect to the financial statements included herein, on the Putnam Absolute Return 100 Fund and Putnam Absolute Return 300 Fund, each a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 23, 2011